EXHIBIT 11
	NATIONAL DENTEX CORPORATION
	COMPUTATION OF NET INCOME PER SHARE

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

                                                     Three Months Ended
                                                     1995         1996
Computation of Primary Net Income per Share:
Net Income applicable to common stock               $706,897      826,812

Shares:
  Weighted average common shares outstanding      3,095,619   3,341,119

Add:  Shares issuable from assumed exercise of
  options and warrants (as determined by the
  application of the treasury stock method)         249,990     161,947

Weighted average common shares outstanding as
adjusted                                          3,345,609   3,503,066

Primary net income per share                          $0.21       $0.24






                                                     Three Months Ended
                                                     1995         1996

Computation of Fully Diluted Net Income Per
Share:

Net income per primary computation above            706,897    $826,812

Shares:
  Weighted average common shares outstanding      3,095,619   3,341,119

Add:  Shares issuable from assumed exercise of
  options and warrants (as determined by the
  application of the treasury stock method)         261,881     161,947

Weighted average common shares outstanding as
adjusted                                          3,357,500   3,503,066

Fully diluted net income per share                    $0.21       $0.24


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